SUB-
ITEM
77E:
LEGAL
PROCEE
DINGS
Since
February
2004,
Federated
and
related
entities
(collective
ly,
?Federate
d?) have
been
named as
defendant
s in
several
lawsuits,
that were
consolidat
ed into a
single
action in
the United
States
District
Court for
the
Western
District of
Pennsylv
ania,
alleging
excessive
advisory
fees
involving
one of the
Federated
-
sponsore
d mutual
funds.
Without
admitting
the
validity of
any claim,
Federated
reached a
final
settlemen
t with the
Plaintiffs
in these
cases in
April
2011.